EXHIBIT 3.1


                           SECOND AMENDED AND RESTATED

                            ARTICLES OF INCORPORATION

                                       OF

                             MARINE BANCSHARES, INC.


         Pursuant to Section 607.1003 and Section 607.1007 of the Florida Business Corporation Act these Second Amended and Restated Articles of Incorporation of Marine Bancshares, Inc. (the "Corporation") were approved by the Board of Directors and the Shareholders of the Corporation on October __, 1998.

                                     I. NAME

         The corporate name that satisfies the requirements of 607.0401 is Marine Bancshares, Inc.

                                  II. DURATION

         The Corporation shall have perpetual existence.

                                  III. PURPOSES

         The Corporation is organized for the following purposes:

         To act as a bank holding company and, to the extent permitted under applicable federal and state laws, now or hereafter existing, to engage in such business as may be related to banks and to bank holding companies and their activities;

         To acquire, own, hold, sell, exchange, assign, transfer, create security interests in, pledge or otherwise dispose of shares, or voting trust certificates or depository receipts for shares, or capital stock of, or any bonds, notes, debentures or other evidence of indebtedness, options, warrants or other securities issued by any other business of any lawful character, including, but not limited to, banks and other businesses providing goods or services related to banking;

         To acquire and hold other investment assets and to engage in any lawful activities related thereto;

         To acquire, own interests in and otherwise participate in and exercise ownership rights in joint ventures, partnerships, limited partnerships, trusts, corporations, unincorporated associations and other entities for the furtherance of all corporate activities; to borrow and to lend money and to buy, sell, guarantee and otherwise deal in the obligations of others and conduct financing, brokerage, and discount and factoring businesses in connection with the foregoing or otherwise;



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         In general, to carry on any other lawful business whatsoever, and to have, enjoy and exercise all the rights, powers and privileges which are now or which may hereafter be conferred upon corporations organized under the Florida Business Corporation Act.

                                IV. CAPITAL STOCK

         The aggregate number of shares of capital stock the Corporation shall have authority to issue shall be 12,000,000 shares, consisting of the following securities:

         A. Ten million (10,000,000) common shares of $.01 par value, designated "Common Shares." The holders of Common Shares shall be entitled to elect all of the members of the Board of Directors of the Corporation, shall be entitled to receive such dividends as may be declared from time to time by the Board of Directors, shall share on a ratable basis in the net assets of the Corporation upon dissolution, subject to any preference that may be established for the Preferred Shares, and shall be entitled to vote as a class on all matters required or permitted to be submitted to the shareholders of the Corporation.

         B. Two million (2,000,000) preferred shares of $.01 par value, designated "Preferred Shares." The Board of Directors of the Corporation shall be empowered to divide any and all Preferred Shares into series and to fix and determine the relative rights and preferences of the shares of any series so established in accordance with Section 607.062 of the Florida Business Corporation Act, including (i) the distinctive designation of such Preferred Shares and the number of shares which shall constitute such Preferred Shares;
(ii) the annual rate of dividends payable on the Preferred Shares, whether dividends shall be cumulative, and conditions upon which, and the date when, such dividends shall be accumulated on all Preferred Shares issued prior to the record date for the first dividend of Preferred Shares; (iii) the time or times when and the price or prices at which Preferred Shares shall be redeemable at the option of the holder or of the Corporation and the sinking fund provisions, if any, for the purchase or redemption of such shares; (iv) the amount payable on Preferred Shares in the event of any liquidation, dissolution or winding up of the affairs of the Corporation, whether all or a portion is paid before any amount is paid on the Common Shares; (v) the rights, if any, of the holders of Preferred Shares to convert such shares into, or exchange such shares for, Common Shares or any other series of Preferred Shares and the terms and conditions of such conversion or exchange; and (vi) whether the Preferred Shares have voting rights and the extent of such voting rights, if any.

         The Board of Directors shall have the power to reclassify any unissued Preferred Shares from time to time by setting or changing the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications, or terms or conditions of redemption, including but not limited to, but subject to the limitations described in, the above provisions.

         Any action by the Board of Directors in authorizing the issuance of Preferred Shares and fixing and determining the provisions thereof is hereby ratified and approved.

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                              V. REGISTERED OFFICE

         The street address of the registered office of the Corporation is 501 Goodlette Road North, Suite D-12, Naples, Florida 34102, and the name of its registered agent at such address is Richard E. Horne.

                              VI. PRINCIPAL OFFICE

         The street address and mailing address of the principal office of the Corporation is 501 Goodlette Road North, Suite D-12, Naples, Florida 34102.

                 VII. BOARD OF DIRECTORS; DIVISION INTO CLASSES

         A. The number of directors of the Corporation shall be fixed from time to time by resolution of the Board of Directors; provided, however that the number of directors fixed by the Board of Directors shall not be less than two
(2) or more than twenty-five (25).

         B. Concurrent with the adoption of these Articles of Incorporation, the Board of Directors, other than those who may be elected by the holders of Preferred Shares or any class or series of shares having a preference over the Common Shares as to dividends or upon liquidation or any resolution or resolutions providing for the issue of such class or series of shares adopted by the Board, shall be classified, with respect to the time for which they severally hold office, into three classes, as nearly equal in number as possible: (i) one class ("Class I") of directors to be originally elected for a term expiring at the annual meeting of shareholders to be held in 1999, (ii) another class of directors ("Class II") to be originally elected for a term expiring at the annual meeting of shareholders to be held in 2000, and (iii) another class of directors ("Class III") to be originally elected for a term expiring at the annual meeting of shareholders to be held in 2001, with each member of each class to hold office until his successors are elected and qualified. At each annual meeting of the shareholders of the Corporation, the date of which shall be fixed by or pursuant to the Bylaws of the Corporation, the successors of the class of directors whose terms expire at that meeting shall be elected to hold office for a term expiring at the annual meeting of stockholders held in the third year following the year of their election.

         C. Subject to the rights of the holders of any series of Preferred Shares then outstanding, if any vacancy shall occur in the membership of the Board of Directors by reason of newly created directorships or resulting from the resignation, disqualification, retirement or death of a director, the remaining directors shall continue to act, and such vacancies may be filled by the affirmative vote of the majority of the directors then in office, although less than a quorum of the Board of Directors, and if not therefore filled by action of the directors, may be filled by the shareholders at any meeting held during the existence of such vacancy. If any vacancy shall occur among the directors by reason of the removal from office of a director, such vacancy shall be filled by the vote of three-fourths (3/4) of the outstanding shares of each class of stock entitled to vote in elections of directors. A director elected to fill a vacancy shall be elected for the unexpired term of his predecessor in office. No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director. Any increase or decrease in the number of directors shall be so apportioned among the classes of directors as to make all classes as nearly equal in size as possible.

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         D. Notwithstanding the foregoing provisions of this Article VII, any director whose term of office has expired shall continue to hold office until his successor shall be elected and qualify.

         E. Notwithstanding any other provisions of these Articles of Incorporation or the Bylaws of the Corporation (and notwithstanding the fact that some lesser percentage may be specified by law, these Articles of Incorporation or the Bylaws of the Corporation), the affirmative vote of the holders of at least three-fourths (3/4) of the total number of votes entitled to be cast by the holders of all of the shares of capital stock of the Corporation then entitled to vote generally in the election of directors shall be required to amend, alter, change or repeal, or to adopt any provision as part of these Articles of Incorporation inconsistent with, this Article VII. The holder of each share of capital stock entitled to vote thereon shall be entitled to cast the same number of votes as the holder of such shares is entitled to cast generally in the election of each director.

                       VIII. NON-APPLICABILITY OF STATUTE

         The Corporation expressly elects not to be governed by (i) Section
607.0901 of the Florida Business Corporation Act, relating to affiliated transactions, and (ii) Section 607.0902 of the Florida Business Corporation Act, relating to acquisition of control shares.

                           IX. AFFILIATED TRANSACTIONS

         In addition to any approval of the Board of Directors or any shareholder vote or consent required by the laws of the State of Florida or any other provision of these Articles of Incorporation or otherwise, the affirmative vote or consent of the holders of not less than two-thirds (2/3) of the shares of each class of stock of the Corporation entitled to vote in elections of directors shall be required to authorize, adopt or approve a Covered Transaction; however, the provisions of this Article IX shall not apply to any Covered Transaction if the Covered Transaction is approved by three-fourths (3/4) of the entire membership of the Board of Directors of the Corporation, in which event the affirmative vote of not less than a majority of the holders of each class of shares of the Corporation entitled to vote in elections of directors shall be required.

         For the purpose of this Article IX:

           1. The terms "affiliate" and "associate" shall have the respective meanings given them in Rule 12b-2 of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended, as in effect on the date hereof.

           2. A person shall be the "beneficial owner" of and "beneficially own" shares of the Corporation (other than shares held in the Corporation's treasury) (a) which such person and its affiliates and associates beneficially own, directly or indirectly, whether of record or not, (b) which such person or any of its affiliates or associates has the right to acquire, pursuant to any agreement, upon the exercise of conversion rights, warrants or options, or otherwise, (c) which such person or any of its affiliates or associates has the right to sell or vote pursuant to any agreement, or (d) which are beneficially owned, directly or indirectly, by any other person with which such first mentioned person or any of its affiliates or associates has any agreement,



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              arrangement or understanding for the purpose of acquiring, holding, voting or disposing of securities of the Corporation.

           3. "Covered Transaction" shall mean:

              (a) any merger or consolidation of the Corporation or any
                  subsidiary of the Corporation with or into any Interested Person (regardless of the identity of the surviving corporation);

              (b) any sale, lease or other disposition of all or any substantial part (assets having an aggregate fair market value in excess of twenty-five percent (25%) of the total assets of the Corporation) of the assets of the Corporation or any subsidiary of the Corporation to any Interested Person for cash, real or personal property, including securities, or any combination thereof;

              (c) any issuance or delivery of securities of the Corporation or a subsidiary of the Corporation (which the beneficial owner shall have the right to vote, or to vote upon exercise, conversion or by contract) to an Interested Person in consideration for or in exchange of any securities or other property (including cash); or

              (d) the liquidation of the Corporation.

           4. "Interested Person" shall mean any person which, as of the record date for the determination of shareholders entitled to notice of any Covered Transaction and to vote thereon or consent thereto, or as of the date of any such vote or consent, or immediately prior to the consummation of any Covered Transaction, beneficially owns, directly or indirectly, five percent (5%) or more of the shares of stock of the Corporation entitled to vote in elections of directors.

           5. "Person" shall mean any individual, partnership, corporation or other entity.

           6. "Subsidiary of the Corporation" shall mean any corporation of which fifty percent (50%) or more of any class of stock is beneficially owned, directly or indirectly, by the Corporation.

         No amendment to these Articles of Incorporation shall amend, alter, change or repeal any of the provisions of this Article IX, unless such amendment, in addition to receiving any shareholder vote or consent required by the laws of the State of Florida in effect at the time, shall receive the affirmative vote or consent of the holders of three-fourths (3/4) of the outstanding shares of each class of stock of the Corporation entitled to vote in elections of directors.

                            X. BUSINESS COMBINATIONS

         A. In addition to any approval of the Board of Directors or any shareholder vote or consent required by the laws of the State of Florida or any other provision of these Articles of



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Incorporation or otherwise, there shall be required for the approval, adoption or authorization of a Business Combination with an Interested Person the affirmative vote or consent of the holders of a majority of the shares of each class of stock of the Corporation entitled to vote in elections of directors, considered separately for the purposes of this Article X, which are not beneficially owned, directly or indirectly, by such Interested Person; provided, however, that said majority voting requirements shall not be applicable if all of the conditions specified in subparagraphs (1), (2) and (3) below are met:

                  1. The consideration to be received per share for each class of shares in such Business Combination by holders of the shares of the Corporation is payable in cash or Acceptable Securities, or a combination of both, and such consideration has a fair market value per share with respect to each class of the Corporation's shares of not less than either:

                     (a) the highest price (including the highest per share brokerage commissions, transfer tax and soliciting dealers fees) paid by said Interested Person in acquiring any of the Corporation's shares of that class; or

                     (b) a price per share obtained by multiplying the aggregate earnings per share of shares of the Corporation (appropriately adjusted for any subdivision of shares, shares dividend or combination of shares during the period) for the four full consecutive fiscal quarters immediately preceding the record date for solicitation of votes or consents on such Business Combination by the figure obtained by dividing the highest per share price (including the highest per share brokerage commissions, transfer tax and soliciting dealers fees) paid by such Interested Person in acquiring any of the Corporation's shares by the aggregate earnings per share of the Corporation for the four full consecutive fiscal quarters immediately preceding the time when the Interested Person shall have become the beneficial owner of five percent (5%) or more of the outstanding shares of the Corporation entitled to vote in elections of directors.

                  If any securities were issued by an Interested Person in exchange for shares of the Corporation prior to the proposed Business Combination, the fair market value of said securities at the time of issue shall be used in determining the per share price paid for said shares.

                  2. After the Interested Person has become the beneficial owner of five percent (5%) or more of the shares of the Corporation entitled to vote in the election of directors and prior to the consummation of such Business Combination, there shall have been no reduction in the rate of dividends payable on the Corporation's shares which would result in a quarterly dividend rate per share which is less than the average quarterly dividend rate per share for the four full consecutive fiscal quarters immediately preceding the time when the Interested Person shall have become the beneficial owner of said five percent (5%) or more of the shares of the Corporation, unless such reduction in the rate of dividends has been approved by three-fourths (3/4) of the entire membership of the Board of Directors of the Corporation. For the purposes of this paragraph, "quarterly dividend rate per share" for any quarterly dividend shall be equal to the percentage said quarterly dividend per share bears to the earnings per share for the four full fiscal quarters immediately preceding the declaration of said quarterly dividend.

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                  3. The consideration to be received by shareholders who are not Interested Persons shall be in cash or in the same form as the Interested Person has previously paid for shares of such class of stock; if the Interested Person has paid for shares of any class of any stock with varying forms of consideration, the form of consideration for such class of stock shall be either cash or the form used to acquire the largest number of shares of such class of stock previously acquired by it.

        B. For the purposes of this Article X:

                  1. "Acceptable Securities" shall mean (a) securities of the same class or series, with the same rights, powers and benefits and of the same denomination, term and interest, or dividend, if any, as the securities issued and delivered by the Interested Person in exchange for the majority of the stock of the corporation acquired by the Interested Person, or (b) the class of common stock of the Interested Person which is beneficially owned by most persons.

                  2. The terms "affiliate" and "associate" shall have the respective meanings given them in Rule l2b-2 of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended, as in effect on the date hereof.

                  3. A person shall be the "beneficial owner" of and "beneficially own" shares of the Corporation (other than shares held in the Corporation's treasury) (a) which such person and its affiliates or associates beneficially own, directly or indirectly, whether of record or not, (b) which such person or any of its affiliates or associates has the right to acquire, pursuant to any agreement, upon the exercise of conversion rights, warrants, or options, or otherwise, (c) which such person or any of its affiliates or associates has the right to sell or vote pursuant to any agreement, or (d) which are beneficially owned, directly or indirectly, by any other person with which such first mentioned person or any of its affiliates or associates has any agreement, arrangement or understanding for the purposes of acquiring, holding, voting or disposing of securities of the Corporation.

                  4. "Business Combination" shall mean:

                     a. any merger or consolidation of the Corporation or any subsidiary of the Corporation with or into any Interested Person (regardless of the identity of the surviving corporation);

                     b. any sale, lease or other disposition of all or any substantial part (assets having a fair market value in excess of twenty-five percent (25%) of the total assets of the Corporation) of the assets of the Corporation or any subsidiary of the Corporation to any Interested Person for cash, real or personal property, including securities, or any combination thereof; or

                     c. any issuance or delivery of securities of the Corporation or a subsidiary of the Corporation (which the beneficial owner shall have the right to vote, or to vote upon exercise, conversion or by contract) to an Interested Person in consideration of or in exchange for any securities or other property (including cash).

                  5. "Interested Person" shall mean any person which, as of the record date for the determination of shareholders entitled to notice of any Business Combination and to vote thereon or


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consent thereto, or as of the date of any such vote or consent, or immediately prior to the consummation of any Business Combination, beneficially owns, directly or indirectly, five percent (5%) or more of the shares of stock of the Corporation entitled to vote in elections of directors.

                  6. "Person" shall mean an individual, partnership, corporation or other entity.

                  7. "Subsidiary of the Corporation" shall mean any corporation of which fifty percent (50%) or more of any class of stock is beneficially owned, directly or indirectly, by the Corporation.

         C. No amendment to these Articles of Incorporation shall amend, alter, change or repeal any of the provisions of this Article X, unless such amendment, in addition to receiving any shareholder vote or consent required by the laws of the State of Florida in effect at the time, shall receive the affirmative vote or consent of the holders of three-fourths (3/4) of the outstanding shares of each class of stock of the Corporation entitled to vote in elections of directors.

                            XI. ACQUISITION PROPOSAL

         A. The Board of Directors of the Corporation, when evaluating any offer of another individual, firm, corporation or other entity ("Person") (a) to make a tender or exchange offer for any equity security of the Corporation, (b) to merge or consolidate the Corporation with such other Person, or (c) to purchase or otherwise acquire all or substantially all of the properties and assets of the Corporation (such offers individually referred to as an "Acquisition Proposal"), shall, in connection with the exercise of its business judgment in determining what is in the best interest of the Corporation and its Shareholders, give due consideration to all relevant factors, including without limitation, the consideration being offered in the Acquisition Proposal in relation to the then-current market price of the Corporation's shares, but also in relation to the then-current value of the Corporation in a freely negotiated transaction and in relation to the Board of Directors' then-estimate of the future value of the Corporation as an independent entity, the social and economic effects on the employees, customers, suppliers, and other constituents of the Corporation and on the communities in which the Corporation operates or is located and the desirability of maintaining independence from any other business or business entity; provided, however, that this Article shall be deemed solely to grant discretionary authority to the directors and shall not be deemed to provide any constituency any right to be considered.

         B. No amendment to these Articles of Incorporation shall amend, alter, change or repeal any of the provisions of this Article XI, unless such amendment, in addition to receiving any shareholder vote or consent required by the laws of the State of Florida in effect at the time, shall receive the affirmative vote or consent of the holders of three-fourths (3/4) of the outstanding shares of each class of stock of the Corporation entitled to vote in elections of directors.

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                              XII. INDEMNIFICATION

         The Corporation shall indemnify any person who was or is a party to any, threatened, pending or completed action, suit or other type of proceeding, whether civil, criminal, administrative or investigative, and whether formal or informal, by reason of the fact that he is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorney's fees), judgments, fines, penalties and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding, including any appeal thereof, to the maximum extent permitted by law.

                           XIII. AMENDMENT OF ARTICLES

         Except as otherwise specifically provided herein, these Articles of Incorporation may be amended, altered, changed or repealed only by the affirmative vote or consent of the holders of at least a majority of the shares of each class of stock of the Corporation entitled to vote in elections of directors.



                               Signed this ____ day of October, 1998

                               MARINE BANCSHARES, INC.


                               By:
                                  -------------------------------------
                                  Name:
                                  Title: